BIOTECHNICA INTERNATIONAL, INC.
          SIXTH AMENDMENT TO SECURED REVOLVING CREDIT AGREEMENT
          AND FOURTH AMENDMENT TO SECURED REVOLVING CREDIT NOTE


Harris Trust and Savings Bank
Chicago, Illinois

Gentlemen:

Reference is hereby made to that certain Secured Revolving Credit
Agreement dated as of October 26, 1993, as amended (the "Credit
Agreement") between the undersigned, BioTechnica International, Inc., a Delaware corporation (the "Company") and you (the "Bank"). All capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.

The Company has requested that the Bank make certain amendments to the Credit Agreement and the Bank is willing to do so under the terms and conditions set forth in this Amendment.

1.  AMENDMENTS

Upon your acceptance hereof in the space provided for that purpose below, and the satisfaction of the conditions precedent set forth in
Section 2 hereof, the Credit Agreement and the Note shall be and hereby are amended as follows:

1.1 Section 1.1 of the Credit Agreement shall be restated in its entirety to read as follows:

"SECTION 1.1. AMOUNT OF OUTSTANDING CREDIT. (a) The maximum aggregate principal amount of the Revolving Credit at any one time outstanding hereunder shall not exceed the lesser of (i) $12,000,000 (such amount, as reduced pursuant to this Agreement is referred to as the "Bank's Commitment") from the date hereof through December 1, 1996 (the "Termination Date"), or (ii) the then Borrowing Base as determined in the most recent Borrowing Base Certificate, and may be availed by the Company from time to time, be repaid and used again, during the period from the date hereof through the Termination Date. Loans under the Revolving Credit may be Domestic Rate Loans or Eurodollar Rate Loans or Offered Rate Loans (each as hereinafter defined). Each Fixed Rate Loan shall be in an amount of $1,000,000 or such greater amount as is an integral multiple of $100,000 and each Domestic Rate Loan shall be in an amount of $100,000 or such greater amount as is an integral multiple of $100,000."

1.2 Section 1.2 of the Credit Agreement shall be amended by restating the third sentence thereof as follows:

"The Bank shall record on its books or records or on a schedule to the Note, the amount of each loan made by it under the Revolving Credit, all payments of principal and interest and the principal balance from time to time outstanding and the interest rate and Interest Period applicable to each Fixed Rate Loan, provided that prior to transfer of the Note all such amounts shall be recorded on the schedule to the Note."

1.3 Sections 1.3 and 1.4 of the Credit Agreement shall be restated in their entirety to read as follows:

"SECTION 1.3. APPLICABLE INTEREST RATES. (a) All Domestic Rate Loans hereunder shall bear interest (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such loan is made until maturity (whether by acceleration or otherwise) at a rate per annum equal to the Domestic Rate from time to time in effect, payable monthly on the last day of each calendar month in each year, commencing on the first such date occurring after the date of this Agreement, and at maturity (whether by acceleration or otherwise).

(b) Each Eurodollar Rate Loan shall bear interest (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Eurodollar Rate Loan is made until the last day of the Interest Period applicable thereto and at maturity (whether by acceleration or otherwise) at the rate per annum equal to the sum of three-quarters of one percent (0.75%) plus the Adjusted Eurodollar Rate for the Interest Period applicable thereto, payable on the last day of the Interest Period applicable thereto and at maturity (whether by acceleration or otherwise) and, with respect to Interest Periods of greater than three months, on the date occurring every three months after the day such Interest Period began.

(c) Each Offered Rate Loan shall bear interest (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Offered Rate Loan is made until the last day of the Interest Period applicable thereto and at maturity (whether by acceleration or otherwise) at the Offered Rate for such Interest Period. Interest on each Offered Rate Loan shall be due and payable on the last day of each Interest Period applicable thereto and, with respect to any Interest Period applicable to an Offered Rate Loan in excess of ninety (90) days, on the date occurring every ninety (90) days after the date such Interest Period began and at the end of such Interest Period. The Company shall notify the Bank on or before 11:00 a.m. (Chicago time) on the Business Day preceding the end of an Interest Period applicable to an Offered Rate Loan whether such Offered Rate Loan is to continue as an Offered Rate Loan, in which event the Company shall notify the Bank of the new Interest Period selected therefor, and in the event the Company shall fail to so notify the Bank, such Offered Rate Loan shall automatically be converted into and added to the Domestic Rate Loan as of and on the last day of such Interest Period. The Company understands and agrees that the Bank has no obligation to quote Offered Rates or to make any Offered Rate Loan available to the Company, that the Bank may refuse to make any such Offered Rate Loan after receiving a request therefor from the Company, and that any such Offered Rate Loan made available to the Company shall be subject to such other terms and conditions are mutually agreed upon by the Company and the Bank.

(d) If any payment of principal on any loan is not made when due, such unpaid amount shall bear interest (computed on the basis of a year of 360 days and actual days elapsed) from the date such payment was due until paid in full, payable on demand, at a rate per annum equal to:

(i) with respect to any Domestic Rate Loan, the sum of 2% plus the Domestic Rate from time to time in effect; and

(ii) with respect to any Fixed Rate Loan, the sum of 2% plus the rate of interest in effect thereon at the time of such default until the end of the Interest Period then applicable thereto, and, thereafter, at a rate per annum equal to the sum of 2% plus the Domestic Rate from time to time in effect.

SECTION 1.4.  MANNER OF BORROWING.  The Company shall notify the Bank
(i) by 1:30 p.m. (Chicago time) on the date any Domestic Rate Loan is to be made, (ii) by 11:00 a.m. (Chicago time) at least three (3) Business Days prior to the date upon which the Company requests that any Eurodollar Rate Loan be made or that any part of the Domestic Rate Loan or any part of an Offered Rate Portion be converted into a Eurodollar Rate Loan and (iii) by 11:00 a.m. (Chicago time) at least one (1) Business Day prior to the date upon which the Company requests that any Offered Rate Loan be made or that any part of the Domestic Rate Loan or any part of a Eurodollar Rate Loan be converted into an Offered Rate Loan (each such notice to specify in each instance the amount thereof and the Interest Period selected therefor). If any request is made to convert a Fixed Rate Loan into another type of loan available hereunder, such conversion shall only be made so as to become effective as of the last day of the Interest Period applicable thereto. All requests for the creation, continuance and conversion of loans under this Agreement shall be irrevocable. Such requests may be written or oral and the Bank is hereby authorized to honor telephonic requests for creations, continuances and conversions received by it from any person the Bank in good faith believes to be an authorized representative of the Company without the need of independent investigation, the Company hereby indemnifying the Bank from any liability or loss ensuing from so acting. The proceeds of each loan made under the Revolving Credit shall be made available to the Company be being deposited in its account with the Bank or to such other account as the Company may direct in writing at the time a loan is requested as provided in this SECTION 1.4; PROVIDED, HOWEVER, that if prior to the time the Bank has disbursed the proceeds of such loan an Event of Default or Potential Default shall have occurred, the Bank shall not be required to disburse such loan."

1.4 Section 2.2 of the Credit Agreement shall be amended by deleting the last sentence thereof and substituting therefor the following:

"The Company may not prepay any Fixed Rate Loan. Unless the Company directs otherwise, principal payments shall first be applied to Domestic Rate Loans until payment in full thereof, with any balance applied to the Fixed Rate Loans in the order in which their Interest Periods expire."

1.5  The definition of the term "Eligible Receivables" appearing in
Section 4.1 of the Credit Agreement shall be amended by replacing subsection (d) thereof with the following:

"(d) it has not remained unpaid in whole or in part for (i) more than sixty (60) days past its due date or (ii) if during the period from July 1st through November 30th of any calendar year, more than ninety (90) days past its due date PROVIDED such Receivable appears on the most recent list of past due Receivables delivered to the Bank pursuant to
Section 7.4(d) hereof;"

1.6  The definition of the term "Interest Period" appearing in Section
4.1 of the Credit Agreement shall be restated in its entirety to read as follows:

""INTEREST PERIOD" means, with respect to (a) any Eurodollar Rate Loan, the period commencing on, as the case may be, the creation, continuation or conversion date with respect to such Eurodollar Rate Loan and ending one (1), two (2), three (3) or six (6) months thereafter as selected by the Company in its notice as provided herein and (b) any Offered Rate Loan, the period commencing on, as the case may be, the creation, continuation or conversion date with respect to such Offered Rate Loan and ending five (5) to ninety (90) days thereafter as selected by the Company in its notice as provided herein; PROVIDED THAT, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day, unless in the case of an Interest Period for a Eurodollar Rate Loan the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) no Interest Period may extend beyond the final maturity date of the Note;

(iii) the interest rate to be applicable to each Fixed Rate Loan for each Interest Period shall apply from and including the first day of such Interest Period to but excluding the last day thereof; and

(iv) no Interest Period may be selected if after giving effect thereto the Company will be unable to make a principal payment scheduled to be made during such Interest Period without paying part of a Fixed Rate Loan on a date other than the last day of the Interest Period applicable thereto.

For purposes of determining an Interest Period, a month means a period starting on one day in a calendar month and ending on a numerically corresponding day in the next calendar month, provided, however, if an Interest Period begins on the last day of a month or if there is no numerically corresponding day in the month in which an Interest Period is to end, then such Interest Period shall end on the last Business Day of such month."

1.7 Section 4 of the Credit Agreement shall be amended by inserting the following new definitions in the appropriate alphabetical order:

""FIXED RATE LOAN" means and includes Eurodollar Rate Loans and Offered Rate Loans, unless the context in which such term is used shall otherwise require.

"OFFERED RATE" shall mean the rate per annum quoted to the Company by the Bank for the applicable Interest Period, such Offered Rate being subject at all times to the provisions of Section 1.3(c) hereof.

"OFFERED RATE LOAN" shall mean a loan hereunder bearing interest as provided in Section 1.3(c) hereof."

1.8 Section 9 of the Credit Agreement shall be restated in its entirety to read as follows:

"SECTION 9.  CHANGE IN CIRCUMSTANCES REGARDING FIXED RATE LOANS.

SECTION 9.1. CHANGE OF LAW. Notwithstanding any other provisions of this Agreement or the Note, if at any time the Bank shall determine in good faith that any change in applicable law or regulation or in the interpretation thereof makes it unlawful for the Bank to make or continue to maintain any Fixed Rate Loan or to give effect to its obligations as contemplated hereby, the Bank shall promptly give notice thereof to the Company. Company shall prepay on demand the outstanding principal amount of any such affected Fixed Rate Loan made to it, together with all interest accrued thereon and all other amounts due and payable to the Bank under this Agreement; PROVIDED, HOWEVER, the Company may then elect to borrow the principal amount of such affected Fixed Rate Loan by means of another type of loan available hereunder, subject to all of the terms and conditions of this Agreement.

SECTION 9.2. UNAVAILABILITY OF DEPOSITS OR INABILITY TO ASCERTAIN ADJUSTED EURODOLLAR RATE. Notwithstanding any other provision of this Agreement or of the Note, if prior to the commencement of any Interest Period, the Bank shall determine that deposits in the amount of any Eurodollar Rate Loan scheduled to be outstanding during such Interest Period are not readily available to the Bank in the relevant market or by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Adjusted Eurodollar Rate, then the Bank shall promptly give notice thereof to the Company and the obligations of the Bank to create, continue or effect by conversion any Eurodollar Rate Loan in such amount and for such Interest Period shall terminate until deposits in such amount and for the Interest Period selected by the Company shall again be readily available in the relevant market and adequate and reasonable means exist for ascertaining the Adjusted Eurodollar Rate.

SECTION 9.3. TAXES AND INCREASED COSTS. With respect to the Fixed Rate Loans, if the Bank shall determine in good faith that any change in any applicable law, treaty, regulation or guideline (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or any new law, treaty, regulation or guideline, or any interpretation of any of the foregoing by any governmental authority charged with the administration thereof or any central Bank or other fiscal, monetary or other authority having jurisdiction over the Bank or its lending branch or the Fixed Rate Loans contemplated by this Agreement (whether or not having the force of law) ("CHANGE IN LAW") shall:

(a) impose, modify or deem applicable any reserve, special deposit or similar requirements against assets held by, or deposits in or for the account of, or loans by, or any other acquisition of funds or disbursements by, the Bank (other than reserves or assessment rates included in the determination of the interest rate applicable to such Fixed Rate Loan);

(b) subject the Bank, any Fixed Rate Loan or the Note to any tax (including, without limitation, any United States interest equalization tax or similar tax however named applicable to the acquisition or holding of debt obligations and any interest or penalties with respect thereto), duty, charge, stamp tax, fee deduction or withholding in respect of this Agreement, any Fixed Rate Loan or the Note except such taxes as may be measured by the overall net income of the Bank or its lending branch and imposed by the jurisdiction, or any political subdivision or taxing authority thereof, in which the Bank's principal executive office or its lending branch is located;

(c) change the basis of taxation of payments of principal and interest due from the Company to the Bank hereunder or under the Note (other than by a change in taxation of the overall net income of the Bank); or

(d) impose on the Bank any penalty with respect to the foregoing or any other condition regarding this Agreement, its disbursement, any Fixed Rate Loan or the Note;

and the Bank shall determine that the result of any of the foregoing is to increase the cost (whether by incurring a cost or adding to a cost) to the Bank by making or maintaining any Fixed Rate Loan hereunder or to reduce the amount of principal or interest received by the Bank, then the Company shall pay to the Bank from time to time as specified by the Bank such additional amounts as the Bank shall determine are sufficient to compensate and indemnify it for such increased cost or reduced amount. If the Bank makes such a claim for compensation, it shall provide to the Company a certificate setting forth such increased cost or reduced amount as a result of any event mentioned herein. Upon the imposition of any such cost, the Company may prepay any affected Loan, subject to the provisions of Section 2.2 and 9.4 hereof, except the provisions of Section 2.2 limiting prepayment of any Fixed Rate Loan.

SECTION 9.4. FUNDING INDEMNITY. In the event the Bank shall incur any loss, cost, expense or premium (including, without limitation, any lost profit and any loss, cost, expense or premium incurred by reason of the liquidation or re-employment of deposits or other funds acquired by the Bank to fund or maintain any Eurodollar Rate Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to the Bank) as a result of:

(i) any payment or prepayment of a Fixed Rate Loan on a date other than the last day of the then applicable Interest Period;

(ii) any failure by the Company to borrow any Fixed Rate Loan on the date specified in the notice given pursuant to Section 1.3 hereof; or

(iii)  the occurrence of any Event of Default;

then, upon the demand of the Bank, the Company shall pay to the Bank such amount as will reimburse the Bank for such loss, cost or expense.

SECTION 9.5. LENDING BRANCH. The Bank may, at its option, elect to make, fund or maintain its loans hereunder at the branch or office specified in Section 10.6 hereof or such other of its branches or offices as the Bank may from time to time elect, subject to the provisions of Section 1.3 hereof.

SECTION 9.6. DISCRETION OF BANK AS TO MANNER OF FUNDING. Notwithstanding any provision of this Agreement to the contrary, the Bank shall be entitled to fund and maintain its funding of all or any part of its loans in any manner it sees fit, it being understood however, that for the purposes of this Agreement all determinations hereunder shall be made as if the Bank had actually funded and maintained each Fixed Rate Loan during each Interest Period for such Loan through the purchase of deposits in the relevant interbank market having a maturity corresponding to such Interest Period and bearing an Interest Rate equal to the Eurodollar Rate or Offered Rate, as the case may be, for such Interest Period."

1.9 Section 7.4(d) of the Credit Agreement shall be amended by inserting the following phrase immediately before the semicolon appearing at the end thereof:

"and, for each of the months of June, July, August, September, October and November in each year, a listing of the Account Debtors of the Company and each Guarantor Subsidiary showing total Receivables plus Receivables over sixty days and under ninety days past due by Account Debtor and Location".

1.10 Exhibit A to the Credit Agreement and the Revolving Note of the Company payable to the order of Harris Trust and Savings Bank (the "Note") shall each be amended by replacing the date "December 1, 1995" appearing in the first paragraph therein with the date "December 1, 1996".

1.11 Exhibit A to the Credit Agreement and the Note shall each be further amended by (i) replacing the amount of "$17,000,000" appearing in the upper left corner thereof with the amount "$12,000,000" and (ii) replacing the phrase "Seventeen Million Dollars ($17,000,000)" appearing in the first paragraph thereof with the amount "Twelve Million Dollars ($12,000,000)".

1.12 Exhibit A to the Credit Agreement and the Note shall each be further amended by deleting the third sentence of the second paragraph thereof and substituting therefor the following:

"The payee hereof shall record on its books or records or on a schedule to this Note, which is a part hereof, the principal amount of each loan made under the Credit Agreement, all payments of principal and interest on this Note, the principal balance from time to time outstanding hereon, and the interest rate and Interest Period applicable to each Fixed Rate Loan."

1.13  The Bank shall type the following legend on its Note:

"This Note has been amended pursuant to the terms of a Sixth Amendment to Secured Revolving Credit Agreement and Fourth Amendment to Secured Revolving Credit Note dated as of November ___, 1995, including an extension of the maturity date hereof and a reduction in the principal amount hereof, to which reference is hereby made for a statement of terms thereof".

1.14 The Attachment to Compliance Certificate attached to Exhibit E to the Credit Agreement and Exhibit F to the Credit Agreement shall each be amended to read as the Attachment to Compliance Certificate and Exhibit F, respectively, attached to this Amendment.

2.  CONDITIONS PRECEDENT.

The effectiveness of this Amendment is subject to the satisfaction of all of the following conditions precedent:

2.1 The Company and the Bank shall have executed and delivered this Amendment.

2.2 Each of the representations and warranties set forth in Section 5 of the Credit Agreement shall be true and correct.

2.3 The Company shall be in full compliance with all of the terms and conditions of the Credit Agreement and no Event of Default or Potential Default shall have occurred and be continuing thereunder or shall result after giving effect to this Amendment.

2.4 Each of Genetics, Holding and each Guarantor Subsidiary shall have executed and delivered to the Bank its acknowledgment in the form set forth below.

3.  REPRESENTATIONS.

In order to induce the Bank to execute and deliver this Amendment, the Company hereby represents to the Bank that as of the date hereof, each of the representations and warranties set forth in Section 5 of the Credit Agreement are and shall be and remain true and correct (except that the representations contained in Section 5.4 shall be deemed to refer to the most recent financial statements of the Company delivered to the Bank) and the Company is in full compliance with all of the terms and conditions of the Credit Agreement and no Potential Default or Event of Default has occurred and is continuing thereunder or shall result after giving effect to this Amendment.

4.  MISCELLANEOUS.

4.1 The Company has heretofore executed and delivered to the Bank that certain Security Agreement Re: Accounts Receivable, General Intangibles and Inventory dated as of October 26, 1993 (the "SECURITY AGREEMENT") and the Company hereby agrees that notwithstanding the execution and delivery of this Amendment, the Security Agreement shall be and remain in full force and effect and that any rights and remedies of the Bank thereunder, obligations of the Company thereunder and any liens and security interests created or provided for thereunder shall be and remain in full force and effect and shall not be affected, impaired or discharged thereby. Nothing herein contained shall in any manner affect or impair the priority of the liens and security interests created and provided for by the Security Agreement as to the indebtedness which would be secured thereby prior to giving effect to this Amendment.

4.2 Except as specifically amended herein, the Credit Agreement and the Note shall each continue in full force and effect in accordance with its original terms. Reference to this specific Amendment need not be made in any note, document, letter, certificate, the Credit Agreement itself, the Note or any communication issued or made pursuant to or with respect to the Credit Agreement or the Note, any reference in any of such to the Credit Agreement or the Note being sufficient to refer to the Credit Agreement or the Note, as the case may be, as amended hereby.

4.3 The Company agrees to pay on demand all costs and expenses of or incurred by the Bank in connection with the negotiation, preparation, execution and delivery of this Amendment, including the fees and expenses of counsel for the Bank.

4.4 This Amendment may be executed in any number of counterparts, and by the different parties on different counterparts, all of which taken together shall constitute one and the same agreement. Any of the parties hereto may execute this Amendment by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original. This Amendment shall be governed by the internal laws of the State of Illinois.

Dated as of November 15, 1995.

BIOTECHNICA INTERNATIONAL, INC.

By:  /s/ J.C. GOUACHE
Its:  President


Accepted and agreed to as of the date and year last above written.

HARRIS TRUST AND SAVINGS BANK

By:  /s/
Its:  Vice President




                     GUARANTORS' ACKNOWLEDGMENT

The undersigned, LG Seeds, Inc., formerly BioTechnica Agriculture, Inc., has heretofore executed and delivered to the Bank a Guaranty Agreement and a Security Agreement Re: Accounts Receivable, General Intangible and Inventory, each dated October 26, 1993 and each of the undersigned, Limagrain Genetics Corp. and Groupe Limagrain Holding S.A. has heretofore executed and delivered to the Bank a separate Guaranty Agreement dated October 26, 1993.

Each of the undersigned hereby acknowledges the Sixth Amendment to Secured Revolving Credit Agreement and Fourth Amendment to Secured Revolving Credit Note as set forth above and confirms that its Guaranty and, if applicable, its Security Agreement and all of its obligations thereunder remain in full force and effect. Each of the undersigned further agrees that its consent to any further amendments of the Credit Agreement or the Note shall not be required as a result of this acknowledgment having been obtained, except to the extent, if any, required by any Guaranty referred to above.

Dated as of November 15, 1995.

LIMAGRAIN GENETICS CORP.

By:  E. ROUGIER
Its:  President and COO

GROUPE LIMAGRAIN HOLDING S.A.

By:  E. ROUGIER
Its:  E.V.P. Field Seeds Division Groupe Limagrain

LG SEEDS, INC.

By:  J.C. GOUACHE
Its:  President